                                                                    EXHIBIT 99.1

Company Press Release

St. John Knits Appoints Robert Davis, Mark Goldston and Daniel Reiner to Its Board of Directors

IRVINE, California -- December 11, 1998 -- St. John Knits Inc. (NYSE:SJK) Friday announced the appointments of Robert Davis, Daniel Thomas Reiner and Mark R. Goldston to three newly created positions on its board of directors, raising the total number of directors from six to nine.

Mr. Davis is a former president and chief operating officer of St. John Knits and rejoins the board, having served as a director of the company from 1984 until 1996. Mr. Davis is a lawyer by training and conducted a litigation, labor and corporate legal practice at the law firm of Thomas, Wallace, Feehan and Baron from 1973 until 1980. He is currently a member of the boards of directors of the apparel manufacturer Guess and of Kent Manufacturing and Money Mailers.

Mr. Goldston is chairman and chief executive officer of the Goldston Group, a Los Angeles based strategic advisory firm specializing in advising companies through various life-cycle stages, from major turnaround/repositioning efforts to addressing the implications and management of high growth enterprises. From 1996 to 1997, he served as vice chairman of Boston Chicken Inc. and president and CEO of its Einstein/Noah Bagel Corp. subsidiary. He has previously served as president of L.A. Gear Inc.; a principal of the private investment firm Odyssey Partners L.P.; chief marketing officer of Reebok Inc.; president of Faberge Inc.; and vice president of Worldwide Marketing for the Fragrance and Skincare Divisions of Revlon Inc.

Mr. Reiner is an entrepreneur and private investor whose activities have spanned a wide variety of industries. He was the founder, chairman, president and chief executive officer of Optical Devices Inc., a high-technology manufacturer of contrast enhancement filters for computer monitors. His current activities include serving as director of Co-Star Inc., a privately held manufacturer of computer-driven specialty label printers and software; a director of VPI Quality Windows, a privately held vinyl window manufacturer in the northwestern U.S.; general partner of Granite Bay Golf Club in California; and a director of VaxGen, a biotechnology company currently conducting Phase III worldwide clinical trials of several AIDS vaccines.

Bob Gray, chairman and chief executive officer, said: "I am delighted that Robert Davis has returned to our board of directors and that Mark Goldston and Daniel Reiner have joined our board of directors. I know we will benefit from their counsel, based on many years of business, management and board experience in a wide variety of industries and situations, as we embark on a strategy to refocus St. John Knits on its core business lines."

Messrs. Davis, Goldston and Reiner will constitute the independent committee of directors evaluating the recently announced proposal by Mr. Gray to purchase the outstanding shares of St. John Knits not owned by the Gray family for $28 per share in cash. The St. John Knits board has indicated that it, and the company, will not have any public comments with respect to receipt of, or the terms of, any proposals it may receive until such time as the board of directors has approved a definitive transaction or as otherwise required by law.

St. John Knits designs, manufactures and markets women's clothing and accessories. The company's products are sold under the St. John, Griffith & Gray and Marie Gray trade names. St. John's retail division operates 17 boutiques and nine outlet stores.

---------------

Contact:

     St. John Knits, Irvine
     Roger G. Ruppert, 949/863-1171
          or
     Kekst and Co.
     Michael Freitag or Jason Lynch, 212/521-4800

                                       5